Exhibit 10.23

Contract of Employment

This Agreement made and entered into by and between

Data I/O GmbH
Lochhamer Schlag 5
82166 Grafelfing, Germany
(hereinafter: Company)

and

Mr. Harald Weigelt
Untermaxkron 19b
82377 Penzberg, Germany
(hereinafter: Managing Director)

Mr.   Weigelt became appointed Geschäftsführer of the Company on December 23, 1999 . Therefore, this Agreement shall set forth all terms and conditions of his employment as of December 23, 1999 with Data I/O GmbH; it replaces all former agreements made between the parties or their predecessors, successors or assigns:

Article 1
Managing Director’s Duties

(1)	The Managing Director shall be entitled and obligated to represent the Company in compliance with the laws, the Articles of Association, and — if available — the Management’s Rules of Procedure. The Managing Director shall not be exempted from the restrictions of Section 181 of the German Civil Code (§ 181 Bürgerliches Gesetzbuch). The Company has the right to appoint a further Managing Director.

(2)	Within the framework of his management and representation, the Managing Director shall observe the resolutions of the shareholders´ meeting.

(3)	The Managing Director shall be obligated to manage the Company’s affairs in accordance with the principles of a prudent businessman.

(4)	The Managing Director shall be obligated to arrange for preparation of the Company’s balance sheet within the Data I/O Corporation (“DATA I/O”) reporting schedule after the end of the respective business year and to perform all acts and make all declarations which are necessary therefor.

The Managing Director shall be obligated, promptly after submission of the balance sheet, to send the same together with the notice of a shareholders’ meeting to the Company by registered letter with return receipt.

(5)	The Managing Director shall report to the Vice President, Worldwide Sales and Service of DATA I/O or other appropriate official as designated by the Company or the shareholders meeting. The Managing Director shall at all times keep the shareholders promptly and fully informed of the business affairs of the Company in compliance with the group’s general policy and shall provide additional information if required by the shareholders.

(6)	The Managing Director shall be obligated to perform the employer’s duties for the Company, in particular to ensure that the wage and salary tax and social security contributions are paid in due time.

(7)	The Company shall indemnify and hold the Managing Director harmless from any applicable German taxes due from the Company which have not been paid by the Company or its predecessors, successors or assigns, and from any actions occurring prior to the appointment of the Managing Director as the Managing Director of the Company.

Article 2
Limitation of Management

For all transactions going beyond the ordinary course of business, the Managing Director shall obtain prior approval of the shareholder according to the then-current DATA I/O rules of authorization. This shall apply, in particular, to the

2.1.	determination and variation of the long-term business policy of the company,

2.2.	granting of guaranties and other securities to third persons,

2.3.	acquisition and sale of business operations and parts of business operations, establishment and closure of places of plants,

2.4.	acquisition, sale and encumbrance of shares in other companies,

2.5.	conclusion, alteration or termination of contracts for the acquisition or sale of industrial property rights (patents, patent applications, trade-marks), secret processes, business secrets, know-how and equivalent rights as well as the conclusion, the alteration and the termination of license contracts,

2.6.	conclusion, alteration or termination of inter-company-agreements,

2.7.	complete or partial dislocation of development and production of products and software, which are made by the Company or its affiliates in Germany,

2.8.	execution of the power of control vis-a-vis affiliates and execution of voting-rights in affiliates, in particular appointment and revocation of managing directors, conclusion, alteration and termination of their service agreements, adoption of the annual statement of account and any decision concerning the appropriation of profits,

2.9.	the taking and granting of loans, except for loans which are necessary for the current business operations,

2.10.	the acquisition, sale and encumbrance of real property and equivalent rights,

2.11.	hiring of permanent employees exceeding the annual budget plan for the Company,

2.12.	contracts with shareholders and their relatives,

2.13.	salary-increases exceeding the annual budget plan for the Company,

2.14.	bonus payments exceeding the annual budget plan for the Company,

2.15.	disposition of goods of the Company with a book value of more than DM 100,000. — ,

2.16	the granting and revocation of "Prokura" or commercial signing rights.

Article 3
Second Occupation, Prohibition of Competition

(1)	The Managing Director shall devote his full working capacity to the Company. The Managing Director shall not be entitled to engage in a second occupation which interferes with the Company’s interests without the shareholders’ express approval given through shareholder resolution.

(2)	The Managing Director agrees that he will not, directly or indirectly, during his employment and for a period five (5) months from the date on which his employment with the Company terminates or this Agreement expires for any reason (the “Term”), directly or indirectly be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any person or entity engaged in competition with Company, Data I/O or its subsidiaries with respect to any product or service sold or activity engaged in by Company, Data I/O or its subsidiaries (including without limitation, products or services used in the “IC Programmer Products Market” as defined below) up to the time of expiration or termination of this Agreement in any geographical area in which at the time of expiration or termination of this Agreement such product or service is sold or activity is engaged in. “IC Programmer Products Market” means the design, development, manufacture, sale or distribution of any device or system used to program programmable integrated circuits. The Managing Director shall be deemed to be connected with such business if such business is carried on by a partnership, corporation or association of which he is an employee, officer, director, shareholder, partner, member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by the Managing Director of shares which constitute less than five percent (5%) of the outstanding equity securities of a publicly-held corporation, or shall prevent the Managing Director from being connected with any such business if less than five percent (5%) of such business’ revenues relate to the “IC Programmer Products Market” and if the Managing Director is not in any manner associated with the portion of such business generating such revenues.

If the Managing Director breaches this non-competition commitment, the Managing Director hereby covenants with the Company to pay in each instance of breach a contractual penalty of DM 30,000. — . In case the breach is continued, the contractual penalty will have to be paid whenever a calendar month begins. The Company reserves its right to claim for higher damages accrued.

Article 4
Remuneration

(1)	The Managing Director shall receive a gross salary of DM 185,500.00 per year as of January 1, 2000, in 12.5 equal installments reduced by statutory deductions payable on/or before the end of each calendar month.

(2)	Moreover, the Managing Director shall be eligible to receive an annual bonus of a certain percentage of his annual salary pursuant to the sales and bonus plan agreed between the parties at the beginning of each calendar year.

(3)	The Managing Director shall be furnished with a company car (at present DM 1,425.00 monthly lease installments exclusive of VAT). Costs for insurance, for regular maintenance, repairs and gasoline, will be borne by the Company, except for the gasoline cost during the Managing Director’s vacation time. The Managing Director may use this car for private purposes.

The Managing Director shall be obligated to pay tax on the pecuniary advantage resulting from such private use and shall bear the tax burden resulting therefrom as determined by German law.

(4)	The Managing Director shall be reimbursed all reasonable expenses and charges incurred by him within the framework of his activities for the Company and according to

DATA I/O’s policies or shall be reimbursed the lump-sums – per diem – which are tax-free according to German-law. The Managing Director shall be obligated to submit to the Company the vouchers and documents in support of expenses.

Article 5
Illness, Death

(1)	In case of serious illness or disability not due to his fault which substantially impairs the performance of the Managing Director’s duties, the Managing Director shall be entitled to receive continued payment of the proportional salary according to Article 4, paragraph 1 for three (3) months following the beginning of such illness or disability. This Agreement shall remain in effect during such three (3) month period.

During the next three (3) month period of serious illness or disability, this Agreement shall remain in effect, but the Company shall not be required to pay the Managing Director any salary. Thereafter this Agreement shall terminate if the serious illness or disability continues.

(2)	If the Managing Director dies during the term of this Agreement, this Agreement shall terminate and his wife or, if he has no wife, his heirs shall receive continued payment of his remuneration for a period of one (1) month after the date of death of the Managing Director.

Article 6
Holidays

(1)	The Managing Director shall have a right to holidays of thirty (30) working days.

(2)	If not all of the holiday claim is granted due to business reasons until March 31 of the following year, the claim will be discharged by a payment of the Company. This payment will be based on the fixed salary according to Art. 4, paragraph 1.

Article 7
Duty of Confidentiality

The Managing Director undertakes to treat all matters of the Company, DATA I/O and its subsidiaries, such as trade and business secrets, know-how, production methods, design and software developments and non-public financial, marketing and operating information strictly confidentially and shall not disclose the same to third parties. This duty of confidentiality shall survive the termination of this Agreement.

Article 8
Developments and Inventions

(1)	The Managing Director hereby grants the Company the exclusive right to use any and all technical, artistic and organizational developments. No special remuneration shall be owed for the grant of this right.

(2)	The above provisions shall apply mutatis mutandis to inventions of the Managing Director made by him in connection with the fulfillment of his contractual obligations or on the basis of developments of the Company.

Article 9
Commencement and Term

This Agreement takes effect on December 23,1999 and shall be valid for an indefinite period of time.

Article 10
Termination

(1)	Either party hereto may give notice of termination of this Agreement subject to three (3) months’ notice with the notice of termination being effective at the end of a calendar month. The notice shall be in writing.

A recall of the Managing Director shall be deemed a notice of termination by the Company as well, with the notice being effective at the next possible date, and shall also be in writing.

(2)	Either party shall have the right to terminate this Agreement for good cause with immediate effect; good cause shall include, but shall not be limited to

a)	violation of the duty of confidentiality pursuant to Article 7 or the prohibition of competition pursuant to Article 3 hereof,

b)	the Managing Director contravenes against directives of the advisory board and/or shareholders’ meeting of Company, the board of Directors of DATA I/O or the President of DATA I/O where such contravention has an adverse effect on the Company or DATA I/O.

(3)	In case that the notice of termination has been given, the Company shall be entitled to release the Managing Director from his work duties, with unused holidays to be taken into consideration and payment of remuneration to be continued for the periods as stated in Article 5 if the termination is pursuant to Article 5, and for the three (3) months’ notice period if the termination is pursuant to Article 10, paragraph 1. No remuneration is to be continued if termination is pursuant to Article 10, paragraph 2. Provided the Managing Director has executed an agreement and general release acceptable to the Company, as additional compensation for termination of the Managing Director’s employment by the Company under Article 10, paragraph 1, the Managing Director will be paid an additional lump sum equal to five (5) months of his then-current salary and 5/12 of the sales incentive and performance bonus he received in the preceding complete year.

(4)	The Managing Director shall be obligated to return, on the day of termination hereof, or on the date when he is released from his duties pursuant to Article 10, paragraph 3, whichever is earlier, all documents, models and keys concerning the Company together with all copies or duplicates thereof and shall be obligated to return, on the date of termination hereof, the company car made available to him.

Insofar, the Managing Director shall have no right of retention.

Article 11
Final Provisions

(1)	This Agreement has been approved through resolution of the shareholder. It shall replace all former agreements between the parties, which agreements are cancelled hereby.

(2)	Modifications of, supplements to and termination of this Agreement shall be legally valid only if in writing. This shall also apply to waiver of this clause requiring written form.

(3)	The parties hereto agree that German law shall be applicable.

(4)	If any provision of this Agreement is invalid or void, this shall not affect the validity of the remaining provisions hereof. In this case, the parties hereto shall be obligated to agree on a regulation which most nearly achieves the purpose of the invalid or void provision.

(5)	Neither of the parties shall assign or delegate or in any way transfer any rights, interests or obligations hereunder without the prior written consent of the other parties, except that the parties agree that this Agreement: (A) shall be transferred or assigned by Company to (i) an entity resulting from any merger, consolidation or other reorganization to which Company is a party or (ii) a buyer of all or substantially all of Company’s assets relevant to Company’s performance under this Agreement, whereupon such assignee or transferee shall succeed to the rights and obligations of Company hereunder, and (B) may be transferred or assigned by Company to any entity in which Company has a controlling interest or which is under common control with Company, whereupon such assignee or transferee shall succeed to the rights and obligations of Company hereunder. Subject to the foregoing restrictions, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands the day and year hereinafter written.

Date: __________________, ________ Data I/O GmbH By: ________________________________ Title: ________________________________	Harald Weigelt ________________________________